Exhibit 10.10
CHANGE IN CONTROL
OPTION VESTING ACCELERATION POLICY
Shoulder Innovations, Inc.
Administrative Policy No. 1
Subject: Vesting of Options upon a Change in Control
Effective Date: April 3, 2024

Purpose
The purpose of Administrative Policy No. 1 (this “Policy”) is to provide guidance on the treatment of Options (as defined in the Plan) granted under the Stock Option Plan, as amended from time to time (the “Plan”), of Shoulder Innovations, Inc. (the “Company”).
Covered Individuals
This Policy covers all employees of the Company who have Options under the Plan (the “Covered Persons”).
Board Authority
The Plan gives the Board the ability to impose conditions or restrictions with respect to the vesting and exercisability of Options granted under the Plan. The Plan also gives the Board the authority to accelerate the time at which an Option may first be exercised or the time at which an Option will vest.
Accelerated Vesting of Options
Notwithstanding the Plan or the terms of any Option Award Agreement entered into in connection with the Plan, if within 12 months following or three months prior to the effective date of a Change in Control: (i) any Covered Person effects a termination for Good Reason (as defined below) or (ii) the Company terminates a Covered Person’s employment other than due to such Covered Person’s death, a termination due to a Disability (as defined in the Plan) or a termination for Cause (as defined below), all outstanding Options granted to such Covered Person (whether granted prior to, or after, the effective date of this Policy) that have not been forfeited will become 100% vested and exercisable on the date of termination.
“Good Reason” has the meaning ascribed to such term in any written agreement between the Covered Person and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Covered Person, the occurrence of any of the following events: (i) a reduction of Covered Person’s cash compensation rate or (ii) a material reduction in Covered Person’s duties and responsibilities.
“Cause” has the meaning ascribed to such term in any written agreement between the Covered Person and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Covered Person, the occurrence of any of the following events: (i) acts of dishonesty undertaken by the Covered Person and intended to result in personal enrichment to him or her at the expense of the Company; (ii) gross misconduct on the part of the Covered Person that is injurious to the Company; (iii) the Covered Person’s commission of, or entry into a no contest plea to, any felony; (iv) a persistent and deliberate failure by Covered Person to perform the duties and responsibilities of his or her employment which remains uncured for 30 days after the Company provides the Covered Person with written notice of his or her intentional action or conduct; or (v) material breach of any terms and conditions of his or her employment agreement which remains uncured for 10 days after the Company provides the Covered Person with written notice.
Effect on Plan and Option Award Agreements
This Policy shall not limit or otherwise affect the provisions of any of the Plan or of any agreement between the Company and a Covered Person, and the terms of any such agreement shall remain unaffected by the adoption of this Policy.
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